                                                                    EXHIBIT 99.1


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF THE VIALINK COMPANY
  Independent Auditors' Reports.............................   F-2
  The viaLink Company Consolidated Balance Sheets as of
     December 31, 1999 and 2000.............................   F-4
  The viaLink Company Consolidated Statements of Operations
     and Comprehensive Income (Loss) for the Years Ended
     December 31, 1998, 1999 and 2000.......................   F-5
  The viaLink Company Consolidated Statements of
     Stockholders' Equity (Deficit) for the Years Ended
     December 31, 1998, 1999 and 2000.......................   F-6
  The viaLink Company Consolidated Statements of Cash Flows
     for the Years Ended December 31, 1998, 1999 and 2000...   F-7
  The viaLink Company Notes to Consolidated Financial
     Statements.............................................   F-8

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
The viaLink Company:


         We have audited the accompanying consolidated balance sheets of The viaLink Company and its subsidiary as of December 31, 1999 and 2000 and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity (deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The viaLink Company and its subsidiary as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 13(b) to the consolidated financial statements, the Company's recurring losses from operations and resulting dependence upon access to additional external financing raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 13(b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                 KPMG LLP

February 8, 2001, except for Note 13(b), which is as of July 2, 2001

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors
The viaLink Company

     In our opinion, the accompanying consolidated statements of operations and comprehensive income (loss), of stockholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of The viaLink Company for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                            PRICEWATERHOUSECOOPERS LLP

Oklahoma City, Oklahoma
February 22, 1999, except as to the
stock splits described in Note 8 and
Note 13 relating to the 1998 share and
per share data, which is as of March 14, 2000.

                              THE VIALINK COMPANY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 2000

                                     ASSETS

                                                                  1999           2000
                                                              ------------   ------------
Current assets:
  Cash and cash equivalents.................................  $  8,616,305   $  2,980,600
  Short-term investments, held to maturity..................     6,479,443             --
  Accounts receivable -- trade, net of allowance for
     doubtful accounts of $41,000 in 1999 and $158,000 in
     2000...................................................       122,796        514,663
  Other receivables.........................................       472,599         60,113
  Prepaid expenses..........................................       395,513        651,727
                                                              ------------   ------------
          Total current assets..............................    16,086,656      4,207,103
Furniture, equipment and leasehold improvements, net........     2,473,281      2,568,909
Software development costs, net.............................     1,523,588      1,615,191
Deferred service fees.......................................     3,046,302      1,042,866
Other assets................................................       108,762         98,352
                                                              ------------   ------------
          Total assets......................................  $ 23,238,589   $  9,532,421
                                                              ============   ============

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable and accrued liabilities..................  $  2,236,521   $  3,253,708
  Deferred revenues.........................................            --        122,640
  Current portion of capital lease obligations..............            --         63,603
                                                              ------------   ------------
          Total current liabilities.........................     2,236,521      3,439,951
Long-term liabilities:
  Long-term debt............................................     4,230,720      7,313,836
  Capital lease obligations, less current portion...........            --         70,560
                                                              ------------   ------------
          Total long-term liabilities.......................     4,230,720      7,384,396
          Total liabilities.................................     6,467,241     10,824,347
Commitments and contingencies(Notes 7 and 11)
Stockholders' equity (deficit):
  Common stock, $.001 par value; 150,000,000 shares
     authorized; 9,784,822 and 22,779,566 shares issued and
     outstanding at December 31, 1999 and 2000,
     respectively...........................................         9,785         22,780
  Additional paid-in capital................................    31,750,749     51,902,400
  Unearned stock compensation...............................    (1,389,079)      (487,895)
  Accumulated deficit.......................................   (13,600,107)   (52,729,211)
                                                              ------------   ------------
          Total stockholders' equity (deficit)..............    16,771,348     (1,291,926)
                                                              ------------   ------------
          Total liabilities and stockholders' equity
            (deficit).......................................  $ 23,238,589   $  9,532,421
                                                              ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              THE VIALINK COMPANY

     CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                         1998           1999           2000
                                                      -----------   ------------   ------------
Revenues............................................  $ 8,230,628   $    615,519   $  1,621,437
Operating expenses:
  Direct cost of sales..............................    1,563,757             --             --
  Customer operations...............................    3,759,626      2,655,113      7,308,645
  Development.......................................    1,205,743      2,803,247      6,281,645
  Selling and marketing.............................      435,978      2,919,857      9,729,799
  General and administrative........................    2,285,955      5,430,466     13,604,905
  Depreciation and amortization.....................      458,259        594,373      1,570,057
                                                      -----------   ------------   ------------
          Total operating expenses..................    9,709,318     14,403,056     38,495,051
                                                      -----------   ------------   ------------
Loss from operations................................   (1,478,690)   (13,787,537)   (36,873,614)
Interest expense, net...............................     (161,355)    (3,983,785)    (2,379,909)
Gain on sale of assets..............................    3,339,123      1,262,921        124,419
Realized gain on sale of marketable securities......           --      3,872,438             --
                                                      -----------   ------------   ------------
Income (loss) before income taxes...................    1,699,078    (12,635,963)   (39,129,104)
Provision for income taxes..........................    1,049,440             --             --
                                                      -----------   ------------   ------------
Net income (loss)...................................      649,638    (12,635,963)   (39,129,104)
Other comprehensive income (loss):
  Unrealized income (loss) on marketable securities,
     net of tax.....................................     (315,673)       315,673             --
                                                      -----------   ------------   ------------
Comprehensive income (loss).........................  $   333,965   $(12,320,290)  $(39,129,104)
                                                      ===========   ============   ============
Net income (loss) per common share --
  -- Basic..........................................  $      0.06   $      (0.96)  $      (1.89)
                                                      ===========   ============   ============
  -- Diluted........................................  $      0.05   $      (0.96)  $      (1.89)
                                                      ===========   ============   ============
Weighted average common shares outstanding --
  -- Basic..........................................   10,964,164     13,114,028     20,732,411
                                                      ===========   ============   ============
  -- Diluted........................................   12,409,772     13,114,028     20,732,411
                                                      ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              THE VIALINK COMPANY

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                                                       ACCUMULATED
                                      COMMON STOCK       ADDITIONAL      UNEARNED         OTHER       ACCUMULATED
                                  --------------------     PAID-IN        STOCK       COMPREHENSIVE     EARNINGS
                                    SHARES     AMOUNTS     CAPITAL     COMPENSATION   INCOME (LOSS)    (DEFICIT)        TOTAL
                                  ----------   -------   -----------   ------------   -------------   ------------   ------------
Balance, December 31, 1997......   2,729,509   $2,730    $ 4,498,988   $        --      $      --     $ (1,613,782)  $  2,887,936
  Exercise of stock options.....      88,610       89        240,303                                                      240,392
  Stock issued under employee
    stock purchase plan.........       3,461        3          8,555                                                        8,558
  Stock issued under employee
    bonus plan..................       5,033        5         15,723                                                       15,728
  Net income....................                                                                           649,638        649,638
  Unrealized loss on securities
    available for sale..........                                                         (315,673)                       (315,673)
                                  ----------   -------   -----------   -----------      ---------     ------------   ------------
Balance, December 31, 1998......   2,826,613    2,827      4,763,569            --       (315,673)        (964,144)     3,486,579
  Exercise of stock options.....     575,435      575      1,993,311                                                    1,993,886
  Stock issued under employee
    stock purchase plan.........         172       --          1,891                                                        1,891
  Proceeds from Hewlett-Packard
    note........................                           6,000,000                                                    6,000,000
  Issuance of stock options to
    employees...................                           2,185,736    (2,185,736)                                            --
  Issuance of stock purchase
    warrants....................                           4,006,468                                                    4,006,468
  Amortization of unearned stock
    compensation................                                           796,657                                        796,657
  Proceeds from exercise of
    common stock warrants.......   1,068,042    1,068      5,621,192                                                    5,622,260
  Proceeds from exercise of
    common stock warrants, Cap
    Gemini Ernst & Young........     250,000      250      1,999,750                                                    2,000,000
  Issuance of common stock for
    services....................      20,480       21        549,639                                                      549,660
  Proceeds from issuance of
    common stock to i2
    Technologies, Inc. .........     223,884      224      4,999,776                                                    5,000,000
  Registration costs............                            (365,763)                                                    (365,763)
  Two-for-one stock split on
    November 29, 1999...........   4,820,196    4,820         (4,820)                                                          --
  Unrealized gain on securities,
    net of reclassification
    adjustment..................                                                          315,673                         315,673
  Net loss......................                                                                       (12,635,963)   (12,635,963)
                                  ----------   -------   -----------   -----------      ---------     ------------   ------------
Balance, December 31, 1999......   9,784,822    9,785     31,750,749    (1,389,079)            --      (13,600,107)    16,771,348
  Exercise of stock options and
    warrants....................   1,471,737    1,472        812,646                                                      814,118
  Stock issued under employee
    stock purchase plan.........      42,561       43        196,609                                                      196,652
  Issuance of stock options to
    service providers...........                             424,541                                                      424,541
  Issuance of stock options to
    employees...................                             997,500      (997,500)                                            --
  Amortization of unearned stock
    compensation................                                         1,898,684                                      1,898,684
  Proceeds from issuance of
    common stock, net...........   1,494,351    1,494     16,066,306                                                   16,067,800
  Issuance of common stock for
    services....................      80,817       81      1,663,954                                                    1,664,035
  Two-for-one stock split, March
    2000 (Note 8)...............   9,905,278    9,905         (9,905)                                                          --
  Net loss......................                                                                       (39,129,104)   (39,129,104)
                                  ----------   -------   -----------   -----------      ---------     ------------   ------------
Balance, December 31, 2000......  22,779,566   $22,780   $51,902,400   $  (487,895)     $      --     $(52,729,211)  $ (1,291,926)
                                  ==========   =======   ===========   ===========      =========     ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              THE VIALINK COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                                 1998           1999           2000
                                                              -----------   ------------   ------------
Cash flows from operating activities:
  Net income (loss).........................................  $   649,638   $(12,635,963)  $(39,129,104)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Depreciation and amortization...........................      925,134      1,015,609      2,068,341
    Deferred income tax provision...........................    1,049,440             --             --
    Gain on sale of assets..................................   (2,998,453)      (462,042)            --
    Gain on sale of marketable securities...................           --     (3,872,438)            --
    Amortization of unearned stock compensation.............           --        796,657      1,898,684
    Non-cash service costs for warrant and options issued to
      service providers.....................................           --        960,166      2,243,602
    Loss on disposal of fixed assets........................       12,694             --             --
    Non-cash interest expense on convertible debt...........           --      4,230,720      3,083,116
    Professional fees paid with common shares...............           --        549,660      1,185,883
    Write-off of deferred offering costs and notes
      receivable............................................           --             --        671,248
    Increase (decrease) in cash for changes in:
      Accounts receivable, net..............................    1,054,162         35,321       (391,867)
      Other receivables.....................................     (540,885)       113,179        412,486
      Prepaid expenses and other assets.....................       32,407       (448,995)      (195,804)
      Accounts payable and accrued liabilities..............     (397,899)     1,170,248      1,201,562
      Deferred revenue......................................     (236,134)            --        122,640
                                                              -----------   ------------   ------------
         Net cash used in operating activities..............     (449,896)    (8,547,878)   (26,829,213)
                                                              -----------   ------------   ------------
Cash flows from investing activities:
  Proceeds from sale of assets, net of costs................    2,607,731             --             --
  Proceeds from sale of marketable securities...............           --      4,872,438             --
  Capital expenditures......................................      (41,785)    (2,345,157)    (1,053,369)
  Collection on note receivable from sale of ijob...........           --        800,000             --
  Purchase of short-term investments........................           --     (9,099,443)    (1,524,698)
  Investment in note receivable.............................           --             --       (265,000)
  Proceeds upon maturity of short-term investments..........           --      2,620,000      8,004,141
  Capitalized expenditures for software development.........     (617,180)      (607,181)      (589,888)
                                                              -----------   ------------   ------------
         Net cash provided by (used in) investing
           activities.......................................    1,948,766     (3,759,343)     4,571,186
                                                              -----------   ------------   ------------
Cash flows from financing activities:
  Decrease in bank overdraft................................      (23,619)            --             --
  Proceeds from convertible debt............................           --      6,000,000             --
  Proceeds from exercise of stock option and purchase
    plans...................................................      264,678      1,995,777      1,010,770
  Proceeds from exercise of common stock purchase warrants,
    net of registration costs...............................           --      7,256,497     16,067,800
  Proceeds from issuance of common stock to i2
    Technologies, Inc. .....................................           --      5,000,000             --
  Payments of deferred offering costs.......................           --             --       (456,248)
  Payments of capital lease obligations.....................     (132,422)       (44,194)            --
  Proceeds from long-term debt..............................    3,522,639             --             --
  Payment of stockholder notes..............................     (482,830)            --             --
  Payments of long-term debt................................   (4,012,639)            --             --
                                                              -----------   ------------   ------------
         Net cash provided by (used in) financing
           activities.......................................     (864,193)    20,208,080     16,622,322
                                                              -----------   ------------   ------------
Net increase (decrease) in cash and cash equivalents........      634,677      7,900,859     (5,635,705)
Cash and cash equivalents, beginning of year................       80,769        715,446      8,616,305
                                                              -----------   ------------   ------------
Cash and cash equivalents, end of year......................  $   715,446   $  8,616,305   $  2,980,600
                                                              ===========   ============   ============
Supplemental disclosures of cash flow information:
  Cash paid for interest....................................  $   220,553   $         --   $         --
                                                              ===========   ============   ============
  Cash paid for income taxes, net of refunds................  $    26,454   $         --   $         --
                                                              ===========   ============   ============
Supplemental schedule of non-cash investing and financing
  activities:
  Issuance of stock purchase warrants for future services...  $        --   $  4,006,468   $         --
                                                              ===========   ============   ============
  Issuance of common stock for software development
    services................................................  $        --   $         --   $    478,152
                                                              ===========   ============   ============
  Assets acquired under capital leases......................  $        --   $         --   $    134,163
                                                              ===========   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                              THE VIALINK COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General Description of Business and Liquidity -- We provide subscription-based, business-to-business electronic commerce services that enable food industry participants to more efficiently manage their highly complex supply chain information. Our services allow manufacturers, wholesalers, distributors, sales agencies (such as food brokers), retailers and foodservice operators to communicate and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods.

     Our strategy is to continue our investment in marketing and sales activities, development of our viaLink services and customer support services to facilitate our plan to penetrate the market and build recurring revenues generated from subscriptions to our viaLink services. Consequently, we resemble a development stage company and will face many of the inherent risks and uncertainties that development stage companies face. There can be no assurance, however, that these efforts will be successful. Our failure to successfully execute our strategy would have a material adverse effect on our business, financial condition and results of operations, including our viability as an enterprise. As a result of the high level of expenditures for investment in technology development, implementation, customer support services, and selling and marketing expenses, we expect to incur losses in the foreseeable future periods until such time, if ever, as the recurring revenues from our viaLink services are sufficient to cover the expenses.

     Our clients and customers range from small, rapidly growing companies to large corporations in the consumer packaged goods and grocery industries and are geographically dispersed throughout the United States.

     We reported a substantial loss from operations for the fiscal years ended December 31, 1999 and 2000, and we expect to incur losses for the fiscal year ending December 31, 2001. The extent of these losses will depend primarily on the amount of revenues generated from implementations of and subscriptions to our viaLink services, which have not yet achieved market acceptance or significant market penetration and the amount of expenses incurred in generating these revenues. In order to achieve market penetration and acceptance we expect to continue our high level of expenditures for development of our viaLink services. These expenses have substantially exceeded our revenues, which to date have been minimal.

     We believe that our cash, cash equivalents and the additional equity financing discussed in Note 13 will be sufficient to meet our cash flow needs. However, we may need to raise additional capital if (a) we are unable to maintain or decrease our projected level of spending, (b) we are unable to manage our working capital requirements or (c) we experience a lack of revenue growth due to delayed or less than expected market acceptance of our viaLink services. If we are required to raise additional capital there can be no assurance as to whether, when or the terms upon which any such capital may be obtained. Any failure to obtain an adequate and timely amount of capital on commercially reasonable terms could have a material adverse effect on our business, financial condition and results of operations, including our viability as an enterprise.

     Basis of Presentation -- The financial statements include the accounts of the Company and its wholly owned subsidiaries. Prior to its sale on December 31, 1998, the financial statements include, ijob, Inc., a wholly-owned subsidiary which was formed June 30, 1997. In April 2000, we formed viaLink International, Inc., a wholly-owned subsidiary. viaLink International is a Delaware corporation formed to include our international operations. Our consolidated financial statements include the accounts of viaLink International. All intercompany transactions and balances have been eliminated in consolidation.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires the use of management's estimates and assumptions in determining the carrying values of certain assets and liabilities and disclosure of contingent assets and liabilities at the date

                              THE VIALINK COMPANY
of the financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents and Short-term Investments -- For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Similar investments with a maturity, at purchase, of more than three months are classified as short-term investments held to maturity and are carried at amortized cost.

     Marketable Securities -- The Company classifies its investment in marketable equity securities as available-for-sale in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's securities are carried at fair market value, with the unrealized gains and losses reported as other comprehensive income or loss until realized.

     Risks from Concentrations -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, notes receivable and accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of individual accounts and their dispersion across different regions. The Company does not believe a material risk of loss exists with respect to its financial position due to concentrations of credit risk.

     The Company received, as consideration for the sale of its management consulting and systems integration assets, 643,770 shares of preferred stock which were converted into common shares of the NetPlex Group, Inc. Such shares were classified as available-for-sale marketable securities and were subject to fluctuations in value due to market conditions until the sale of such securities in December 1999.

     Prior to 1999, the Company's revenues were in part dependent on large license fees and systems integration contracts from a limited number of customers. In 1998, three customers individually accounted for 13, 11 and 11 percent of revenues. In 1999, three customers individually accounted for 27, 14 and 12 percent of revenues. In 2000, three customers individually accounted for 18, 13 and 11 percent of revenues. In 1998, 1999 and 2000, approximately 49, 70 and 60 percent, respectively, of the Company's total revenues were attributable to five clients. During 1998, the Company sold its wholly-owned subsidiary, ijob, Inc., and the assets underlying its management consulting and systems integration services (see Note 2). Prior to 1999, over 90% of the Company's revenues were generated from assets sold pursuant to these sales. As a result of the sales, the Company resembles a development stage company since its planned principal operations has just begun to generate significant revenues. We will continue to be dependent upon revenues from a limited number of customers until we achieve market penetration.

     Furniture, equipment and leasehold improvements -- Furniture, equipment and leasehold improvements are stated at cost. Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in operations for the period. The Company depreciates furniture and equipment using the straight-line method over their estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the lease term using the straight-line method.

     Revenue Recognition -- The Company's revenues beginning in 1999 consist of recurring monthly subscription fees for customer use of the viaLink services, implementation fees, and recurring monthly fees for hosting customer websites. Contracts for customer use of the viaLink services are generally for periods ranging from one to three years, but are generally cancelable with 30 days notice. Implementation fees for the viaLink services are due up front, are nonrefundable and are separately priced from the use of the viaLink services based on time and materials. Implementation costs consist primarily of labor by technical support personnel to configure customer data and establish a connection to the viaLink database. Implementation activities can range from a "basic" implementation that simply establishes a web browser

                              THE VIALINK COMPANY
interface to more involved activities where the Company assists a customer to modify the customer's systems and automate the connection. The Company has no obligation to perform any future implementation services and no additional implementation services are necessary upon renewal of the service by the customer. The Company recognizes implementation fees and associated costs for the more involved implementation activities as the services are provided. Implementation fees and associated direct costs to provide basic implementations are deferred and recognized over the period the subscription-based viaLink services are provided. Implementation fees and associated direct costs for basic implementations are deferred because the Company does not have an objective basis to determine the fair value of the basic implementation services and they are essential to the viaLink services. The fair value of more involved implementation activities is established using a residual method and generally equals the amount charged by viaLink based on time and materials. The Company recognizes revenue for hosting customer websites and subscription fees for customer use of the viaLink services as these services are provided. Revenues collected in advance are deferred and recognized as earned.

     In December 1999, the Securities and Exchange Commission staff (the "Staff") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. As subsequently interpreted by the Staff through issuance of a document summarizing frequently asked questions and answers, the Staff has provided guidance on accounting for revenue from multiple-element arrangements that are not currently addressed by existing accounting pronouncements. In particular, the Staff has provided guidance that revenue should not be allocated among the elements unless the allocation is based on reliable, verifiable and objectively determinable fair values of the elements. The Staff's guidance also provides that if an undelivered element is essential to the functionality of a delivered element, no revenue allocated to the delivered element should be recognized until that undelivered element is delivered. The Company adopted SAB 101 in the fourth quarter of 2000, with retroactive effect to January 1, 2000. Prior to adoption of SAB 101, the Company recognized all implementation fees and associated costs as the services were provided. The cumulative effect of adopting SAB 101 was to increase both deferred revenues and deferred customer operations expense by approximately $107,000 as of January 1, 2000 with no impact on stockholders' equity.

     The Company's revenues prior to 1999 were primarily realized from providing management consulting services, systems integration services and reselling hardware and software products. The Company recognized revenue as the services were provided and products were delivered. Revenues from fixed-price contracts were recognized using the percentage of completion method.

     The Company's revenue, by type, consisted of the following during 1998, 1999 and 2000:

                                                             1998         1999         2000
                                                          ----------    --------    ----------
Revenues:
  Subscription..........................................  $    3,860    $ 74,930    $  483,205
  Implementation........................................       9,000     247,914       936,032
  Hosting...............................................     412,270     292,675       202,200
  Other management consulting...........................   7,805,498          --            --
                                                          ----------    --------    ----------
          Total revenues................................  $8,230,628    $615,519    $1,621,437
                                                          ==========    ========    ==========

     Direct Cost of Sales -- Direct cost of sales represents the cost of hardware and certain point-of-sale software acquired for resale, including royalty payments required for sale of the Company's proprietary software products.

     Development -- The Company incurred costs and expenses of approximately $1.8 million, $3.4 million and $6.9 million for product development in 1998, 1999 and 2000, respectively. The Company capitalizes certain of these costs, including interest, that are directly related to the development of software to be sold

                              THE VIALINK COMPANY
and software developed for internal use. Capitalization of costs for internal use software begins after the preliminary project stage and ends when the software is substantially complete and ready for its intended use. The Company also capitalizes certain of these costs, including interest, for software to be sold beginning when technological feasibility has been established and ending when the product is available for customers. Capitalized software development costs are amortized using the straight-line method over the estimated useful life of three to five years and are subject to impairment evaluation in accordance with the provisions of SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

     Earnings Per Share -- Basic earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Diluted earnings per share also includes the impact of convertible debt, if dilutive, using the if-converted method.

     Income Taxes -- The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires deferred tax liabilities or assets to be recognized for the anticipated future tax effects of temporary differences that arise as a result of the differences in the carrying amounts and tax bases of assets and liabilities, and for loss carryforwards and tax credit carryforwards. SFAS 109 requires that the Company record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

     Reclassifications -- Certain prior year amounts have been reclassified to conform to the 2000 financial statement presentation.

2. DIVESTITURES

     On December 31, 1998, the Company sold its wholly-owned subsidiary, ijob, Inc. to DCM Company ("DCM"), a corporation wholly-owned by David C. Mitchell, the President and a member of the board of directors of ijob at the time of the sale. DCM purchased all of the outstanding stock of ijob for a collateralized, ten-year $800,000 promissory note that accrued interest at 8% per annum. The promissory note was collateralized by substantially all of ijob's fixed assets, contract rights, accounts receivable and general intangibles. The net gain of $462,042 on the sale was deferred and netted against the $800,000 promissory note at December 31, 1998, as DCM was considered to be a highly leveraged entity. On March 11, 1999, the promissory note and accrued interest were paid in full. Accordingly, the deferred gain on the sale of $462,042 was recognized in the 1999 statement of operations.

     Effective September 1, 1998, the Company sold the assets related to its management consulting and systems integration services (including the Company's proprietary Retail Services Application ("RSA") software) to NetPlex Group, Inc. ("Consulting Assets Sale"). The Company received $3.0 million in cash and 643,770 shares of NetPlex preferred stock, with a market value of approximately $1.0 million at the date of the sale. The Company used the cash proceeds from the sale to repay (i) $551,062 of long-term debt, (ii) $565,094 of stockholder loans including interest and (iii) expenses attributable to the Consulting Assets Sale. The net gain from the Consulting Assets Sale was $2,998,453. At December 31, 1998, the market value of the 643,770 shares of NetPlex preferred stock was $684,327, yielding an unrealized loss of $315,673, which was included in other comprehensive loss in 1998. In December 1999, the Company sold the 643,770 shares for $4.87 million resulting in a realized gain of $3.87 million included in the 1999

                              THE VIALINK COMPANY
statement of operations. The following represents condensed unaudited results of operations related to the management consulting and systems integration services:

                                                          EIGHT MONTHS
                                                             ENDED
                                                           AUGUST 31,
                                                              1998
                                                          ------------
Revenues................................................   $6,831,916
Expenses................................................    5,045,104
                                                           ----------
Income before income taxes..............................   $1,786,812
                                                           ==========

     In conjunction with the Consulting Assets Sale, the Company entered into an earn-out agreement that provided for quarterly cash payments aggregating up to $1.5 million based on revenues generated from the assets sold to NetPlex through March 31, 2000. During 1998, 1999 and 2000, the Company recognized a gain on sale for payments received in accordance with the Consulting Assets Sale earn-out agreement in the amount of $341,000, $801,000, and $124,000 respectively. The Company does not expect to receive additional payments under the earn-out agreement.

     The Company's balance sheets and statements of operations as of and for the years ended December 31, 1999 and 2000, do not include the assets and operations of the consulting and systems integration assets, nor do they include the assets and operations of ijob, which are included in the comparable period of 1998. Therefore, the years presented are not comparable.

3. SHORT-TERM INVESTMENTS

     At December 31, 2000, the Company did not have any investments in marketable debt securities. At December 31, 1999, all marketable debt securities were classified as held-to-maturity and carried at amortized cost. Short-term investments at December 31, 1999 consisted of the following:

Certificates of deposit..................................  $  100,000
Commercial paper.........................................   5,038,141
Bankers acceptances......................................     744,480
U.S. government securities...............................     596,822
                                                           ----------
          Total short-term investments...................  $6,479,443
                                                           ==========

     At December 31, 1999, the estimated fair value of each investment approximated its amortized cost, and therefore, there were no significant unrealized gains or losses.

                              THE VIALINK COMPANY

4. FURNITURE, EQUIPMENT, LEASEHOLD IMPROVEMENTS AND SOFTWARE DEVELOPMENT COSTS

     Furniture, equipment and leasehold improvements at December 31, 1999 and 2000 consisted of the following:

                                                                1999          2000
                                                             -----------   -----------
Furniture and fixtures.....................................  $   388,918   $   403,212
Computer equipment.........................................    2,734,831     3,274,864
Computer software..........................................    1,260,472     2,291,496
Leasehold improvements.....................................      222,755       303,088
                                                             -----------   -----------
                                                               4,606,976     6,272,660
Less: accumulated depreciation and amortization............   (2,133,695)   (3,703,751)
                                                             -----------   -----------
Furniture, equipment and leasehold improvements, net.......  $ 2,473,281   $ 2,568,909
                                                             ===========   ===========

     Computer equipment in 1999 and 2000 included $322,000 and $134,000 of assets under capital leases. Furniture and fixtures in 1999 included $89,000 of assets under capital leases. Accumulated depreciation for all assets under capital leases at December 31, 1999 and 2000 was $345,000 and $28,000, respectively.

     The Company incurred total costs of approximately $1.8 million, $3.4 million and $6.9 million for development of software in 1998, 1999 and 2000, respectively. We capitalized $0.6 million of these costs for development of software in 1998, 1999 and 2000. Interest capitalized during 1998, 1999 and 2000 was not material. Amortization of developed software during 1998, 1999 and 2000 was $0.5 million, $0.4 million and $0.5 million, respectively. Accumulated amortization at December 31, 1999 and 2000 was $1.2 million and $1.7 million, respectively.

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses at December 31, 1999 and 2000 consisted of the following:

                                                                 1999         2000
                                                              ----------   ----------
Accounts payable............................................  $  503,124   $1,005,674
Accrued employee compensation...............................     874,080    1,340,320
Accrued professional fees and contract labor................     597,257      514,371
Other accrued expenses......................................     262,060      393,343
                                                              ----------   ----------
          Total accounts payable and accrued liabilities....  $2,236,521   $3,253,708
                                                              ==========   ==========

6. LONG-TERM DEBT

     On February 4, 1999, the Company entered into a financing agreement and note purchase agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased a $6.0 million subordinated secured convertible promissory note, convertible into common stock at the option of Hewlett-Packard beginning August 2000 at a conversion price of $1.75 per share. The note bears interest at 11.5% per annum, with interest payments deferrable to maturity in February 2004. The note contained a beneficial conversion feature valued at approximately $20.0 million at the commitment date. Accordingly, we allocated the full amount of proceeds to the beneficial conversion feature and recorded $6.0 million as additional paid-in capital at the time of closing. The amount was accreted by charges to interest expense and corresponding increases in long-term debt during the period from issuance of the note to August 2000 when the note became convertible. Non-cash interest charges of $3.6 million and $2.4 million were recognized in 1999 and 2000, respectively, as accreted charges to interest expense. We will continue to recognize interest expense at 11.5% per annum until the note is converted to common stock. At December 31, 1999 and

                              THE VIALINK COMPANY

2000, contractual interest of $0.6 million and $1.3 million, respectively, is included in the note payable balance as the amounts are convertible with the note balance.

     The financial instruments included in long-term debt at December 31, 2000 are convertible into common shares at $1.75 per share. The estimated market value of the shares of common stock which would be issued upon conversion of the outstanding debt and accrued interest using the last reported sales price on December 29, 2000 of $2.81 per share is approximately $11.7 million.

7. ALLIANCE AGREEMENTS

     On May 3, 1999, the Company entered into an agreement with Cap Gemini Ernst & Young LLP (CGEY), pursuant to which CGEY will provide us with consulting and integration services and sales and marketing support, to assist in the development and market penetration of our viaLink services. In connection with this agreement, we issued CGEY a warrant to purchase up to 1,000,000 shares of our common stock at a price of $2.00 per share contingent upon our ability to register the common stock underlying the warrant agreement. Additionally, we have agreed to pay a royalty of 7.0% of our service revenues to CGEY for a period of two years and, in the event that at least ten "significant clients" of CGEY become subscribers to our services during this two year period, we will be obligated to continue this royalty payment in perpetuity. CGEY will not receive any royalties for services we provide to clients subject to the reporting requirements of the federal securities laws for which it serves as the principal independent auditor. As of the date of the issuance of the warrant, the warrant conversion price was below the fair value of our stock. The fair value of this warrant was recorded as an asset and an increase in additional paid in capital of $1.9 million. The fair value of the warrant at the measurement date was determined using a Black-Scholes option pricing model with the following assumptions: interest rate (zero-coupon U.S. government issued with a remaining life equal to the expected term of the warrant) of 6.0%; a dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 100.4%; and weighted-average expected life of the warrant of 1.5 years. The asset is being amortized over the service period as non-cash charges to our statement of operations. On August 9, 1999, CGEY exercised warrants to purchase 250,000 shares of common stock resulting in gross proceeds received by us of $500,000. On November 10, 1999, CGEY exercised warrants to purchase the remaining 750,000 shares of common stock resulting in gross proceeds received by us of $1.5 million. During 1999 and 2000, royalties under this agreement totaled $20,000 and $96,000, respectively, and are included in selling and marketing expense.

     On October 12, 1999, the Company entered into a strategic relationship with i2 Technologies, Inc. ("i2"), the primary focus of which was to integrate the products and services of our two companies and to extend the solutions across multiple industries. i2 agreed to use our syncLink services to provide product, price and promotion information to facilitate business processes between trading partners using an Internet-accessible shared database. Our two companies agreed to develop joint sales and marketing programs, and develop enhancements to the viaLink services. Additionally, i2 invested $5.0 million in the Company in exchange for 895,536 shares of viaLink common stock and a warrant to purchase up to an additional 746,268 shares of common stock at $6.70 per share, representing a twenty percent (20%) premium over the market price of the stock at the time of the agreement. The initial term of the agreement was to expire on December 31, 2003. The fair value of this warrant has been recorded as an asset and an increase in additional paid-in capital and results in non-cash charges to our statement of operations during the term of the agreement. The fair value of the warrant at the measurement date was determined using a Black-Scholes option pricing model with the following assumptions: interest rate (zero-coupon U.S. government issued with a remaining life equal to the expected term of the warrant) of 5.91%; a dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 101.6%; and weighted-average expected life of the warrant of 2.0 years. Additionally we agreed to pay i2 a royalty of five percent (5%) of the syncLink and Chain Pricing subscription revenues during the period the agreement is in place.

                              THE VIALINK COMPANY

We also agreed to pay a royalty, in addition to the five percent, based upon subscription revenues received from new customers with whom i2 had "significant involvement" in the sales process. i2 agreed to pay us a royalty based upon revenues i2 received from providing syncLink and Chain Pricing services outside of the consumer packaged goods industry. During 1999 and 2000, royalties under this agreement totaled $22,000 and $26,000, respectively, and are included in selling and marketing expense. Effective January 29, 2001, we terminated our agreements with i2.

8. COMMON STOCK

     On November 29, 1999, the Company's board of directors approved a two-for-one stock split in the form of a dividend. The par value remained $0.001 per share. The stock split was effective December 21, 1999 and is reflected in the per share data in the accompanying financial statements and notes to the financial statements.

     On March 1, 2000, the Company's board of directors approved a two-for-one stock split in the form of a dividend. The par value of the common stock remained $.001 per share. The stock split was effective March 28, 2000 and is reflected in the per share data in the accompanying financial statements and notes to the financial statements.

     On March 22, 2000, the Company entered into a Securities Purchase Agreement pursuant to which i2 Technologies, Inc., Hewlett-Packard Company and Millennium Partners, L.P. paid us an aggregate of $6.0 million as consideration for (1) 200,403 shares of our common stock and (2) warrants to purchase 31,866 shares of our common stock at an exercise price of $39.39 per share. The warrants can be exercised at any time on or before March 24, 2003. Additionally, we issued warrants to purchase 2,844 shares of our common stock at an exercise price of $42.20 to an investment bank as partial compensation for services rendered to us as our financial advisor in connection with that transaction. All of these warrants contain anti-dilution protection provisions.

     On May 31, 2000, we entered into a Securities Purchase Agreement pursuant to which RGC International Investors, LDC ("RGC") paid us an aggregate of $10.0 million as consideration for (1) 960,615 shares of our common stock and (2) a warrant to purchase 768,492 shares of our common stock at initial exercise price of $12.06 per share. The exercise price was subject to certain adjustments based on the market price of our common stock. The warrants were exercised on December 29, 2000, utilizing non-cash exercise provisions outlined in the warrant agreement, and an acceleration of the market price adjustment, resulting in the issuance of 984,945 shares to RGC. Upon closing of the transaction with RGC, we issued a warrant to purchase 45,608 shares of our common stock at an exercise price of $13.15 to an investment bank as partial compensation for services rendered to us as our financial advisor in connection with that transaction.

     On December 29, 2000, we entered into a Securities Purchase Agreement pursuant to which RGC paid us an aggregate of $1.0 million as consideration for 333,333 shares of our common stock at a price of $3.00 per share.

     In December 1997, we entered into an agreement with Investor Awareness to provide investor relations services. Subject to certain criteria in the agreement, Investor Awareness would be granted an option to purchase 40,000 shares of our common stock at $1.5625 per share. On June 15, 2000, we entered into a Settlement Agreement with Investor Awareness pursuant to which we issued options to purchase 20,000 shares of our common stock to two principals of Investor Awareness with an exercise price of $0.78125 and sold an aggregate of 20,000 additional shares of our common stock to these individuals as settlement of a lawsuit alleging that we failed to issue the option under the terms of the agreement. We have recorded an expense of $185,000 included in general and administrative expense for the year ended December 31, 2000, representing the fair value the options issued.

                              THE VIALINK COMPANY

     A reconciliation of the numerator and the denominator used in the calculation of earnings (loss) per share is as follows:

                                                   FOR THE YEAR ENDED DECEMBER 31,
                                              -----------------------------------------
                                                 1998           1999           2000
                                              -----------   ------------   ------------
Basic:
  Net income (loss).........................  $   649,638   $(12,635,963)  $(39,129,104)
  Weighted average common shares
     outstanding............................   10,964,164     13,114,028     20,732,411
                                              -----------   ------------   ------------
     Net income (loss) per share............  $      0.06   $      (0.96)  $      (1.89)
                                              ===========   ============   ============
Diluted:
  Net income (loss).........................  $   649,638   $(12,635,963)  $(39,129,104)
  Weighted average common shares
     outstanding............................   10,964,164     13,114,028     20,732,411
  Add: Net effect of dilutive potential
     shares.................................    1,445,608             --             --
                                              -----------   ------------   ------------
                                               12,409,772     13,114,028     20,732,411
     Net income (loss) per share............  $      0.05   $      (0.96)  $      (1.89)
                                              ===========   ============   ============

     For the year ended December 31, 2000, options to purchase 11,189,720 shares at a weighted average exercise price of $6.90 and warrants to purchase 40,000, 746,268, 45,608 and 34,538 shares of common stock at $1.50, $6.70, $13.15 and
$39.39, respectively, and 4,180,000 shares of common stock to be issued upon the conversion of the note issued to Hewlett-Packard were outstanding, but were not included in the computation of diluted earnings per share because the effect of these outstanding options, warrants and stock issuable upon conversion of debt would be antidilutive.

     For the year ended December 31, 1999, options to purchase 10,439,692 shares at a weighted average exercise price of $4.35 and warrants to purchase 47,000 and 746,268 shares of common stock at $1.50 and $6.70, respectively, and 3,688,000 shares of common stock to be issued upon the conversion of the note issued to Hewlett-Packard, were outstanding, but were not included in the computation of diluted earnings per share because the effect of these outstanding options, warrants and stock issuable upon conversion of debt would be antidilutive.

     During 1998, options to purchase 1,440,000 and 120,000 shares of common stock at $1.25 and $2.25 per share, respectively, and warrants to purchase 3,680,000 and 720,000 shares of common stock at $1.25 and $1.50, respectively, were outstanding, but were not included in the computation of diluted EPS because the exercise price of the options and warrants was greater than the average market price of the common shares.

     On October 4, 1999, we issued a Notice of Redemption to holders of our redeemable common stock purchase warrants. All 3,680,000 redeemable stock purchase warrants were exercised in 1999 and resulted in gross proceeds of $4.6 million to the Company during 1999.

9. STOCK OPTION AND STOCK PURCHASE PLANS

     Stock Purchase Plan -- The Company established The viaLink Company Employee Stock Purchase Plan on April 1, 1997. At the Company's 1999 annual meeting our stockholders approved the adoption of the 1999 Employee Stock Purchase Plan which replaced the predecessor Employee Stock Purchase Plan as of July 1, 1999. The 1999 Stock Purchase Plan provides eligible employees of viaLink with the opportunity to acquire a proprietary interest in viaLink through participation in a payroll deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue

                              THE VIALINK COMPANY

Code. The price will be 85 percent of the per share fair market value on either the granting date or the exercise date, whichever market value is lower. The number of shares of common stock authorized and reserved for issuance under the Plan is 800,000 shares. For the years ended December 31, 1998, 1999 and 2000:
13,844, 12,244 and 42,561 shares, respectively, of common stock have been purchased under the stock purchase plan.

     Stock Option and Grant Plans -- The Company adopted The viaLink Company 1995 Stock Option Plan in March 1995 and amended the 1995 Plan on April 30, 1996 and September 1, 1998. The 1995 Plan was replaced by The viaLink Company 1999 Stock Option/Stock Issuance Plan in May 1999. While the Company may no longer grant options pursuant to the 1995 Plan, options granted under the 1995 Plan remain outstanding. The 1995 Plan provided for the issuance of incentive stock options and non-incentive stock options to attract, retain and motivate management, directors, professional employees, professional non-employee service providers and other individuals who have benefited or could benefit the Company.

     The viaLink Company 1998 Non-Qualified Stock Option Plan was adopted on February 9, 1998, and amended effective September 1, 1998. The Non-Qualified Plan was replaced by the 1999 Stock Option/ Stock Issuance Plan in May 1999. Although the Company may no longer grant options pursuant to the Non-Qualified Plan, options granted under the Non-Qualified Plan remain outstanding.

     On February 10, 1998, the board of directors of the Company adopted the 1998 Stock Grant Plan (the "Stock Grant Plan" or "Plan") to attract, retain and motivate consultants, independent contractors and key employees of the Company and its subsidiaries by way of granting shares of stock in the Company. The sale, transfer or other disposal of shares of common stock received pursuant to the Stock Grant Plan is restricted for a period of one year. During 1998, 20,132 shares of common stock were issued pursuant to the Plan at an average price of $0.78. No shares were granted under this plan in 1999 and 2000. We may no longer grant shares pursuant to the Stock Grant Plan.

     At the Company's 1999 annual meeting, the Company's stockholders approved the adoption of The viaLink Company 1999 Stock Option/Stock Issuance Plan to attract and retain the services of individuals essential to the Company's long-term growth and financial success. The Company's officers and other key employees, non-employee board members and consultants and other advisors are eligible to receive option grants under the 1999 Plan.

     The Company has reserved 25,500,000 shares of its common stock for issuance over the ten year term of the 1999 Plan, including shares initially reserved under the predecessor plans. This share reserve will automatically be increased on the first trading day of each calendar year, beginning with the 2000 calendar year, by an amount equal to 5% of the shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will such annual increase exceed 500,000 shares. Options may be granted under the 1999 Plan at an exercise price per share not less than the fair market value per share of common stock on the option grant date.

     The Company applies SFAS No. 123 and related interpretations in accounting for its stock options granted to non-employee consultants and service providers. The fair value of the options granted are recorded as an operating expense and an increase in additional paid in capital over the term of the service agreement. The fair value of each option grant was determined using Black-Scholes option pricing model with the following assumptions used during 2000: interest rate (zero-coupon U.S. government issued with a remaining life equal to the expected term of each option) of 6.34%; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock ranging from 101% to 156%; and weighted-average expected life ranging from 1.5 to 2.5 years. During 2000, the Company granted options to purchase 30,000, 16,000, 10,000, 50,000 and 74,000 shares at exercise prices per share of $8.31, $8.91, $9.06, $17.50 and $40.25, respectively. At December 31, 2000, the Company has options outstanding to purchase 50,000 and 74,000 shares at exercise prices of $17.50 and $40.25, respectively, for which the

                              THE VIALINK COMPANY
measurement date has not occurred. The expense recorded for these options is based upon the fair value for each grant at each financial statement date until the measurement date occurs. Stock compensation expense of $425,000 is included in the 2000 statement of operations for all grants to non-employee consultants and service providers.

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. APB No. 25 requires compensation expense be recorded for any excess of the market value of the underlying stock over the option price on the measurement date. During May 1999, the Company granted options for 2,540,000 and 360,000 shares at exercise prices per share of $3.61 and $3.13, respectively, compared to the market price of $4.25 on the date of grant. The excess of the market value over the exercise price is being amortized over the vesting period. Stock compensation expense of $0.8 million and $1.9 million, respectively, is included in the 1999 and 2000 statement of operations for these grants representing the portion of the service period in 1999 and 2000. The exercise price equaled the market price at the date of grant for all other option grants during 1998, 1999 and 2000 and no compensation expense has been recognized for all other grants to employees and directors in 1998, 1999 and 2000.

     Pro forma information regarding net income and earnings per share is required by and has been determined as if the Company had accounted for its employee stock options under the fair value method defined by SFAS No. 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal year 1998, 1999 and 2000, respectively: interest rates (zero-coupon U.S. government issued with a remaining life equal to the expected term of the options) of 4.52%, 5.56% and 5.6% to 6.3%; dividend yields of 0.0%; volatility factors of expected market price of the Company's common stock of 65% for 1998, 101% for 1999 and 112% to 157% in 2000; and weighted-average expected life of the options of 6.7 years in 1998 and 2.5 years in 1999 and 2000. The weighted average grant date fair value per share for options granted to employees during 1998, 1999 and 2000 was $1.04, $9.28 and $12.45, respectively.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     The Company's historical and pro forma information is as follows for the years ended December 31:

                                                 1998          1999           2000
                                               ---------   ------------   ------------
Net income (loss), as reported..............   $ 649,638   $(12,635,963)  $(39,129,104)
Pro forma-diluted...........................   $(176,182)  $(16,563,728)  $(65,941,540)
Net income (loss) per share-diluted, as
  reported..................................   $    0.05   $      (0.96)  $      (1.89)
Pro forma-diluted...........................   $   (0.01)  $      (1.26)  $      (3.18)

                              THE VIALINK COMPANY

     A summary of the Company's stock option activity and related information follows for the years ended December 31, 1998, 1999 and 2000:

                                                                              WEIGHTED
                                                              NUMBER OF       AVERAGE
                                                                SHARES     EXERCISE PRICE
                                                              ----------   --------------
Outstanding at December 31, 1997............................   2,330,832       $ 1.05
  Granted...................................................   4,838,972         0.80
  Exercised.................................................    (354,440)        0.68
  Canceled..................................................    (177,812)        0.86
                                                              ----------
Outstanding at December 31, 1998............................   6,637,552         0.89
  Granted...................................................   6,120,000         6.88
  Exercised.................................................  (1,956,440)        0.92
  Canceled..................................................    (361,420)        2.21
                                                              ----------
Outstanding at December 31, 1999............................  10,439,692         4.35
  Granted...................................................   2,494,000        17.44
  Exercised.................................................    (582,804)        1.36
  Canceled..................................................  (1,161,168)        9.37
                                                              ----------
Outstanding at December 31, 2000............................  11,189,720       $ 6.90
                                                              ==========

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                 OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                                          ----------------------------------   ----------------------
                                                        WEIGHTED   WEIGHTED                  WEIGHTED
                                                        AVERAGE     AVERAGE                  AVERAGE
RANGE OF                                                EXERCISE   REMAINING                 EXERCISE
EXERCISE PRICE                            OUTSTANDING    PRICE       LIFE      EXERCISABLE    PRICE
--------------                            -----------   --------   ---------   -----------   --------
$0.45...................................       3,936     $ 0.45    5.2 years        3,936     $ 0.45
$0.75 to $0.83..........................   3,393,902     $ 0.79    7.6 years    2,205,462     $ 0.79
$0.97...................................     100,800     $ 0.97    4.6 years      100,800     $ 0.97
$1.25...................................     240,000     $ 1.25    0.9 years      240,000     $ 1.25
$2.25...................................      60,000     $ 2.25    8.0 years       40,000     $ 2.25
$3.13...................................     324,500     $ 3.13    8.4 years       84,500     $ 3.13
$3.60 to $3.82..........................   3,015,916     $ 3.64    8.0 years    1,082,572     $ 3.64
$5.56 to $6.00..........................     886,666     $ 5.85    9.0 years      199,994     $ 6.00
$8.31 to $9.06..........................     565,500     $ 8.88    9.7 years           --         --
$10.06..................................     341,500     $10.06    9.4 years           --         --
$14.13 to $15.22........................   1,587,000     $15.13    9.0 years      641,315     $15.22
$17.50..................................     110,000     $17.50    9.0 years           --         --
$40.25..................................     560,000     $40.25    9.2 years           --         --
                                          ----------                            ---------     ------
At December 31, 2000....................  11,189,720                            4,598,579     $ 3.77
                                          ==========                            =========     ======
At December 31, 1999....................  10,439,692                            1,697,688     $ 0.91
                                          ==========                            =========     ======
At December 31, 1998....................  11,189,720                            2,180,000     $ 1.08
                                          ==========                            =========     ======

                              THE VIALINK COMPANY

10. INCOME TAXES

     The components of the provision for income taxes for the years ended December 31, 1998, 1999 and 2000 are as follows:

                                                                 1998      1999   2000
                                                              ----------   ----   ----
Current.....................................................  $       --   $--    $--
Deferred....................................................   1,049,440    --     --
                                                              ----------   ---    ---
Provision for income taxes..................................  $1,049,440   $--    $--
                                                              ==========   ===    ===

     The differences in federal income taxes at the statutory rate and the provision for income taxes for the years ended December 31, 1998, 1999, and 2000 are as follows:

                                                   1998         1999           2000
                                                ----------   -----------   ------------
Income tax expense (benefit) at federal
  statutory rate..............................  $  577,687   $(4,296,227)  $(13,303,895)
State income taxes............................      67,963      (505,439)    (1,565,164)
Reduction of valuation allowance credited to
  additional paid-in capital..................          --     3,802,458             --
Benefit of net operating loss carryforwards
  not recognized..............................     401,302     1,012,326     14,766,373
Other.........................................       2,488       (13,118)       102,686
                                                ----------   -----------   ------------
Provision for income taxes....................  $1,049,440   $        --   $         --
                                                ==========   ===========   ============

     Deferred tax assets (liabilities) are comprised of the following:

                                                                   DECEMBER 31,
                                                            --------------------------
                                                               1999           2000
                                                            -----------   ------------
Deferred tax assets:
  Allowance for doubtful accounts.........................  $    15,738   $     60,196
  Compensated absences....................................       31,277         76,877
  Tax credit carryforwards................................       26,990         30,178
  Depreciation and amortization...........................           --        207,348
  Net operating loss carryforwards........................    6,878,587     19,549,389
                                                            -----------   ------------
                                                              6,952,592     19,923,988
Deferred tax liabilities:
  Deferred service fees...................................   (1,157,595)      (396,289)
  Discount on long-term debt..............................     (908,666)            --
  Software development costs..............................     (578,963)      (613,773)
  Depreciation and amortization...........................     (159,815)            --
                                                            -----------   ------------
Net deferred tax asset, before valuation allowance........    4,147,553     18,913,926
Valuation allowance.......................................   (4,147,553)   (18,913,926)
                                                            -----------   ------------
Net deferred tax asset....................................  $        --   $         --
                                                            ===========   ============

     The discount recognized in 1999 for the value of the beneficial conversion feature in the note payable to Hewlett-Packard, and the assets recognized in 1999 for the value of the warrants issued to Cap Gemini Ernst & Young LLP and i2 Technologies, Inc. were not recognized for income tax purposes. Accordingly, the Company established deferred tax liabilities totaling approximately $3.8 million for these temporary

                              THE VIALINK COMPANY
differences by reducing the amount recorded as additional paid in capital for the value of the beneficial conversion feature and the warrants. These deferred tax liabilities were used to support the recoverability of an equivalent amount of deferred tax assets, thereby reducing the amount of valuation allowance. The benefit of this reduction in the valuation allowances was recognized as additional paid-in capital.

     The Company's tax deduction for stock-based compensation in 1999 and 2000 exceeds the cumulative expense for those options and warrants recognized for financial reporting purposes by approximately $7.4 million. This excess deduction is a component of the net operating loss carryforwards for which a deferred tax asset and corresponding valuation allowance of approximately $2.8 million have been recognized at December 31, 2000. When the net operating loss carryforwards are utilized for financial reporting purposes, this portion of the benefit will be credited directly to additional paid in capital.

     At December 31, 2000, the Company had net operating loss ("NOL") carryforwards for federal and state purposes of approximately $51,400,000 and $51,800,000, respectively, and other carryforwards of approximately $79,000. The Federal and State NOL carryforwards begin to expire in 2011.

     SFAS 109 requires that the Company record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset depends on the Company's ability to generate sufficient taxable income in the future. The Company has recognized a full valuation allowance for the amount of net deferred tax asset at December 31, 1999 and 2000 since the Company resembles a development stage company and has no history of profitability without the consulting assets that were sold in 1998.

     The ability of the Company to utilize the NOL carryforward to reduce future taxable income taxes may be limited upon occurrence of certain capital stock transactions during any three-year period resulting in an aggregate ownership change of more than 50%.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases its office and storage space under operating leases. The terms range from month-to-month up to ten years and include options to renew. The Company also leases office equipment under various noncancelable lease agreements. Total rental expense in 1998, 1999 and 2000 for all leases was $410,669, $460,279 and $1,039,437, respectively.

     Future minimum lease payments under non-cancelable operating leases at December 31, 2000 follows:

                                                           OPERATING
                                                             LEASES
                                                           ----------
2001....................................................   $1,040,000
2002....................................................      371,000
2003....................................................      353,000
2004....................................................      348,000
2005....................................................      345,000
Thereafter..............................................           --
                                                           ----------
Future minimum lease payments...........................   $2,457,000
                                                           ==========

     Future minimum lease payments have not been reduced by future minimum sub-lease rentals of approximately $1.0 million under operating leases, with terms through 2005.

     Additionally, we have entered into an operating lease agreement to lease certain data processing equipment and software from Hewlett-Packard for our new technology platform. The lease includes certain cancellation provisions which expire on March 29, 2001 at which point the lease becomes noncancelable and provides for 36 monthly installments of $153,000 beginning in April of 2001.

                              THE VIALINK COMPANY

12. RETIREMENT PLAN

     The Company has a profit sharing plan (the "Plan") for certain eligible employees who have attained the age of 18 and completed one year of service. Under the Plan, employer contributions are made at management's discretion. Participants may contribute up to 6% of earnings as eligible contributions and up to 15% of earnings in total for any Plan year. The Company's discretionary matching percentage is up to 100% of each participant's total eligible contributions for a year. The Company made no contributions in 1998, 1999, or 2000.

13. SUBSEQUENT EVENT

(a)  Issuance of Preferred Stock

     On February 7, 2001 we entered into a series of agreements pursuant to which investors paid us an aggregate of $10,018,250 in consideration for (1) 3,643 shares of our Series A Convertible Participating Preferred Stock convertible into shares of our common stock at an initial conversion price of $2.75 per share and (2) Series A Warrants to purchase up to 3,643,000 shares of our common stock at initial exercise price of $3.75 per share. The conversion price of the preferred stock may be subject to certain adjustments. The investors may not convert their shares of preferred stock or exercise their Series A Warrants to the extent the number of shares of our common stock issued upon such conversion or exercise would exceed 19.99% of the total number of shares of our common stock outstanding on February 7, 2001, unless and until we receive approval of our stockholders with respect to the issuance as required by NASD Rule 4350. The beneficial conversion element of these securities will be accounted for analogous to a dividend.

     One of the investors (1) will also receive a Series B Warrant to purchase up to 666,667 shares of our common stock at an initial exercise price of $3.00 per share and (2) will, promptly after the effectiveness of the registration statement covering the resale of the underlying common stock, invest an additional $1,999,250 in consideration for 727 shares of preferred stock and a Series A Warrant to purchase up to 727,000 shares of our common stock.

     Certain of our executive officers also agreed to pay us an aggregate of $761,750 in consideration for 277 shares of preferred stock and Series A Warrants to purchase 277,000 shares of our common stock. The investment by these officers is contingent upon approval by our stockholders of the issuance as required by NASD Rule 4350. The officers have deposited the $761,750 into an escrow account pending our receipt of this approval.

     As compensation for services rendered to us by our financial advisor in connection with the transaction, we agreed to issue (1) Placement Agent Warrants to purchase 464,700 shares of our common stock at an exercise price of $3.75 per share, (2) Placement Agent Warrants to purchase 66,667 shares of our common stock at an exercise price of $3.00 per share and (3) Placement Agent Warrants to purchase 464,700 shares of our common stock at an exercise price of $2.75 per share.

(b) Going Concern

     On July 2, 2001, the Company made public updated forecasts for the period from July 1, 2001 to December 31, 2001 and for the year ended December 31, 2002 which indicate that the Company expects it will incur significant operating losses through the 2001 fiscal year.

     The Company has generated net losses for the years ended December 31, 1999 and 2000 and has generated an accumulated deficit of $53 million as of December 31, 2000 . The Company has historically funded operations with the proceeds from the sale of preferred and common stock. The Company has not generated positive cash flows from operations in 1999 and 2000 and does not expect to generate positive cash flows from operations in 2001. In addition, the Company does not currently have any committed debt or equity financing necessary to sustain operations through the balance of 2001. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     During 2001, management intends to raise additional equity financing to fund operations and to provide additional working capital. In addition, the Company expects to generate additional revenues and cash flows from license agreements for the Company's proprietary technology. If the Company is required to raise additional capital there can be no assurance as to whether, when or the terms upon which any such capital may be obtained. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms could have a material adverse effect on the business, financial condition and the results of operations of the Company, including its viability as an enterprise.